EXHIBIT 99.1

PRESS RELEASE OF INTERNATIONAL PAPER COMPANY

DATED MAY 2, 2005

INTERNATIONAL PAPER PLAZA
400 ATLANTIC STREET
STAMFORD, CT 06921

News Release

Media Contacts:	Jennifer Boardman, International Paper, 203-541-8407 Patty Neuhoff, International Paper, 901-419-4052

Investor Contacts:	Darial Sneed, International Paper, 203-541-8541 Brian Turcotte, International Paper, 203-541-8632

International Paper Completes Sale of Fine Papers Business to Mohawk

STAMFORD, Conn. –May 2, 2005 – International Paper (NYSE: IP) has completed the sale of its Fine Papers business to Mohawk Paper Mills, Inc., of Cohoes, N.Y. Subject to certain adjustments to be made after closing, the company anticipates cash proceeds from the transaction will be approximately $60 million.

The Fine Papers Business includes the writing, text and cover papers and artist papers segments. Included in the sale are the Hamilton, Ohio, paper mill, with an annual production capacity of approximately 65,000 tons; the Saybrook, Ohio, converting center; and the Westfield, Mass., artist papers converting operation. The business employs approximately 500 people. The sale also includes the Strathmore®, Brite Hue®, Via® and Beckett® brands.

International Paper (www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative program, a system that ensures the perpetual planting, growing and harvesting of trees while protecting biodiversity, wildlife, plants, soil, water and air quality. Headquartered in the United States, IP has operations in over 40 countries and sells its products in more than 120 nations.

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